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                                                                     EXHIBIT 4.5

                                                                  EXECUTION COPY

                             SHAREHOLDERS AGREEMENT

                                      AMONG

                          INSPIRATION PARTNERS LIMITED,

                       YINGLI POWER HOLDING COMPANY LTD.,

                                 LIANSHENG MIAO

                                       AND

                   YINGLI GREEN ENERGY HOLDING COMPANY LIMITED

                         DATED AS OF SEPTEMBER 20, 2006

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                                Table of Contents

SECTION 1.  Certain Definitions............................................    1
SECTION 2.  Purchase Price Adjustment......................................    5
   2.1      The 2006 Adjustment............................................    5
   2.2      The 2007 Adjustment............................................    5
   2.3      Conversion.....................................................    6
SECTION 3.  Financial Statements and Reports; Information and
            Inspection Rights; Confidentiality.............................    6
   3.1      Financial Statements and Reports to Shareholders...............    6
   3.2      Information and Inspection Rights..............................    6
   3.3      Confidentiality................................................    7
SECTION 4.  Corporate Governance...........................................    7
   4.1      Board Composition..............................................    7
   4.2      Investor Representation at Subsidiaries........................    8
   4.3      Appointment of Chief Financial Officer.........................    8
   4.4      Audit Committee................................................    8
   4.5      Compensation Committee.........................................    8
   4.6      Meetings of the Board; Quorum; Telephonic Meetings.............    8
   4.7      Action by Written Consent......................................    8
   4.8      Expenses.......................................................    9
   4.9      Indemnification................................................    9
   4.10     Items Requiring Unanimous Consent..............................    9
SECTION 5.  Right of Participation.........................................    9
   5.1      Right of Participation With Respect to New Securities..........    9
   5.2      Issuance Notice................................................    9
   5.3      Sale of New Securities.........................................   10
SECTION 6.  Right of First Refusal; Co-Sale Right..........................   10
   6.1      Right of First Refusal.........................................   10
   6.2      Co-Sale Right..................................................   11
   6.3      Sale by the Existing Shareholder...............................   12
   6.4      No Adverse Effect..............................................   12
   6.5      Exempt Transfers...............................................   13
   6.6      Prohibited Transfer............................................   13
   6.7      Restrictions on the Transfer by Holders of the Series A
            Preferred Shares...............................................   13
SECTION 7.  Demand Registration............................................   13
   7.1      Request for Registration on Form Other Than Form F-3...........   13
   7.2      Request for Registration on Form F-3...........................   14
   7.3      Right of Deferral..............................................   14
   7.4      Registration of Other Securities in Demand Registration........   15
   7.5      Underwriting in Demand Registration............................   16
   7.6      Other Securities Laws in Demand Registration...................   17
   7.7      Other Registration Rights......................................   17
SECTION 8.  Piggyback Registration.........................................   17
   8.1      Notice of Piggyback Registration and Inclusion of
            Registrable Securities.........................................   17
   8.2      Underwriting in Piggyback Registration.........................   18

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
SECTION 9.  Expenses of Registration.......................................   19
SECTION 10. Termination of Registration Rights.............................   20
SECTION 11. Registration Procedures and Obligations........................   20
SECTION 12. Information Furnished by Holder................................   22
SECTION 13. Indemnification................................................   22
   13.1     Company's Indemnification of the Holders.......................   22
   13.2     Holder's Indemnification of Company............................   22
   13.3     Condition to Indemnity.........................................   23
   13.4     Indemnification Procedure......................................   23
   13.5     Contribution...................................................   24
   13.6     Conflicts......................................................   24
   13.7     Survival of Obligations........................................   24
SECTION 14. Lock-Up........................................................   24
SECTION 15. No Action Letter or Opinion of Counsel in lieu of
            Registration...................................................   25
SECTION 16. Reports Under the Exchange Act.................................   25
SECTION 17. Transfer of Rights.............................................   26
SECTION 18. Legend; Stop Transfer Instructions.............................   26
   18.1     Legend.........................................................   26
   18.2     Stop Transfer Instructions.....................................   27
SECTION 19. Covenants......................................................   27
SECTION 20. Conflict with Charter Documents................................   29
SECTION 21. Miscellaneous..................................................   29
   21.1     Governing Law..................................................   29
   21.2     Dispute Resolution.............................................   29
   21.3     Counterparts and Facsimile Execution...........................   30
   21.4     Headings.......................................................   30
   21.5     Notices........................................................   30
   21.6     Amendment of Agreement.........................................   31
   21.7     Severability...................................................   31
   21.8     Entire Agreement; Successors and Assigns.......................   31
   21.9     Assignability..................................................   31
   21.10    Termination....................................................   32


                                        3

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                             SHAREHOLDERS AGREEMENT

          THIS SHAREHOLDERS AGREEMENT, dated as of September 20, 2006 (the "AGREEMENT"), is entered into by and among Yingli Green Energy Holding Company Limited, an exempted company organized under the laws of the Cayman Islands (the "COMPANY"), Yingli Power Holding Company Ltd., an international business company incorporated under the laws of the British Virgin Islands (the "HOLDCO") and Mr. Liansheng Miao (together with the Holdco, collectively, the "EXISTING SHAREHOLDER"), and Inspiration Partners Limited, an international business company incorporated under the laws of the British Virgin Islands (the "INVESTOR", and together with the Existing Shareholder, the "SHAREHOLDERS", and together with the Existing Shareholder and the Company, the "PARTIES").

                                    RECITALS

     WHEREAS:

     (A) The Investor and the Company have entered into a Series A Preferred Share Purchase Agreement as of even date herewith (the "PURCHASE AGREEMENT");

     (B) In order to induce the Company to enter into the Purchase Agreement and to induce the Investor to invest funds in the Company pursuant to the Purchase Agreement, the Parties desire to set forth certain rights and obligations of the Existing Shareholders, the Investor and the Company as hereinafter provided; and

     (C) The respective obligation of the Company and the Investor to consummate the transactions contemplated in the Purchase Agreement is conditioned upon the execution and delivery by the Parties of this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the Parties contained herein, the Parties agree as follows:

     SECTION 1. Certain Definitions. As used in this Agreement, the following terms have the following respective meanings:

          "2006 ACTUAL EARNINGS" has the meaning set forth in Section 2.1 of this Agreement.

          "2007 ACTUAL EARNINGS" has the meaning set forth in Section 2.2 of this Agreement.

          "AFFILIATE" means, in respect of a Person, any other Person that directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person, including, without limitation, any general partner, officer or director of such Person and any venture capital fund now or hereafter existing which is controlled by or under common control with one or more general partners or shares the same management company with such Person.

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          "AGREEMENT" has the meaning set forth in the preamble to this
     Agreement.

          "BLUE SKY" means the statutes of any state of the United States of America regulating the sale of corporate securities within that state.

          "BOARD" means the Company's board of directors as constituted from time to time.

          "BUSINESS DAY" means any day other than Saturday, Sunday or any other day on which banks in Hong Kong or the People's Republic of China (the "PRC") are authorized or required by law to close.

          "COMMISSION" means the United States Securities and Exchange Commission, as constituted from time to time, or any successor agency charged with administering the Securities Act and/or the Exchange Act.

          "CONTROL" with respect to any third Person means the possession, directly or indirectly, of the power or the ability to direct or cause the direction of the management and affairs of such third Person whether, through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body of such third Person.

          "CONVERSION SHARES" has the meaning set forth in Section 3.2 of this Agreement.

          "CO-SALE RIGHT" has the meaning set forth in Section 6.2 of this Agreement.

          "DAMAGES" has the meaning set forth in Section 13.1 of this Agreement.

          "EXCHANGE ACT" means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as from time to time in effect.

          "FORM F-3" means Form F-3 issued by the Commission or any substantially similar form then in effect.

          "GROUP" means the Company, the Operating Subsidiary and their respective subsidiaries from time to time, and "GROUP COMPANY" means, as applicable, each of the Company, the Operating Subsidiary, and their respective subsidiaries from time to time.

          "HOLDER" means any holder of outstanding Registrable Securities.

          "INITIATING HOLDERS" means Holders who in the aggregate hold at least thirty-three percent (33%) of the Registrable Securities.

          "ICC" has the meaning set forth in Section 21.2 of this Agreement.

          "INVESTOR" has the meaning set forth in the preamble of this Agreement.

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          "INVESTOR NOMINEE" has the meaning set forth in Section 4.1(a) of this
     Agreement.

          "ISSUANCE NOTICE" has the meaning set forth in Section 5.2 of this Agreement.

          "MAJORITY SERIES A PREFERRED SHAREHOLDERS" has the meaning set forth in Section 5.1 of this Agreement.

          "NEW SECURITIES" means any shares of the Company, whether now authorized or not, and any rights, options, or warrants to purchase shares of the Company, and securities of any type whatsoever that are, or may become, convertible into shares of the Company, provided that "New Securities" does not include: (a) the Series A Preferred Shares purchased under the Purchase Agreement; (b) Ordinary Shares issuable upon conversion of the Series A Preferred Shares; (c) securities offered to the public pursuant to a Registration Statement; (d) Ordinary Shares issuable pursuant to the exercise of warrants, rights or options, issued or issuable to officers, directors, and employees of, and consultants to, any Group Company pursuant to the Company's employee stock option plans, provided that the number of such Ordinary Shares shall not exceed that certain percentage of the Ordinary Shares Equivalent then outstanding (the "PRIMARY ESOP PERCENTAGE"), which percentage shall be determined prior to the Closing (as defined in the Purchase Agreement) in accordance with the terms of the Purchase Agreement; (e) shares issued without consideration pursuant to a stock dividend, stock split, or similar transaction; and (f) all Ordinary Shares or other securities hereafter issued in connection with or as consideration for acquisition or licensing of technology.

          "ORDINARY SHARES" means the Company's Ordinary Shares, par value US$0.01 per share.

          "ORDINARY SHARES EQUIVALENT" means, collectively, the issued and outstanding Ordinary Shares and the Ordinary Shares into which the issued and outstanding Series A Preferred Shares and other securities are convertible.

          "OPERATING SUBSIDIARY" means Baoding Tianwei Yingli New Energy Resources Co., Ltd., a company with limited liability organized under the laws of the PRC.

          "PERSON" shall mean any individual, sole proprietorship, partnership, estate, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity, governmental or regulatory authority or other entity of any kind or nature.

          "PRIMARY ESOP PERCENTAGE" has the meaning set forth in subclause (d) of the definition of "New Securities" in this Section 1.

          "PRO RATA SHARE" means the ratio of: (a) the total number of Ordinary Shares Equivalent held by the Majority Series A Preferred Shareholders immediately before the proposed allotment and issue of New Securities to
     (b) the total number of Ordinary Shares Equivalent held by all shareholders of the Company immediately before the proposed allotment and issue of New Securities.

          "QUALIFIED IPO" means the closing of the Company's first firm commitment, underwritten public offering of Ordinary Shares or shares representing Ordinary Shares in connection with which Ordinary Shares or shares representing Ordinary Shares are listed and become publicly traded on an internationally recognized securities exchange or the NASDAQ National Market, provided, however, that such listing shall result in net proceeds (after payment of the underwriters' discounts and commissions and the offering-related expenses) to the Company of at least US$50 million and (b) a total market capitalization of the Company of at least US$500 million.

          "REGISTER", "REGISTERED", and "REGISTRATION" means a registration of securities effected by preparing and filing a registration statement on Form F-1, S-1, SB-2, F-3 or S-3 in compliance with the Securities Act, or on any comparable form in connection with a registration in a jurisdiction other than the United States (collectively, a "REGISTRATION STATEMENT"), and the declaration or ordering of the effectiveness of that Registration Statement by the Commission.

          "REGISTRABLE SECURITIES" means (a) the Ordinary Shares issued or issuable upon conversion or exercise of any of the Series A Preferred Shares and (b) Ordinary Shares issued or issuable pursuant to stock splits, stock dividends and similar distributions to the Investor, or in exchange for or in replacement of the Ordinary Shares referred to clause (a) above, excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which its rights under Sections 7 or 8 hereof are not assigned or any shares for which registration rights have terminated pursuant to Section 10.

          "REGISTRATION EXPENSES" means all expenses incurred by the Company in complying with Section 7 or 8 of this Agreement, including, without limitation, all federal and state Registration, qualification, and filing fees, printing expenses, any fees, commissions, expenses and disbursements of underwriters customarily paid by similarly situated companies in connection with underwritten offerings of equity securities to the public, fees and disbursements of counsel for the Company and reasonable fees and disbursements of one special counsel for all Holders (if different from counsel to the Company), Blue Sky fees and expenses, and the expense of any special audits incident to or required by any Registration.

          "REGISTRATION STATEMENT" has the meaning set forth in the definition of "Registration," above.

          "RELATED PARTY" shall mean, with respect to any Person, (a) any Affiliate of such Person, (b) each Person that serves as a director, officer, partner, member, executor, or trustee of such Person (or in any other similar capacity), (c) any Person with respect to which such Person serves as a general partner or trustee (or in any other similar capacity), and (d) any Person that has direct or indirect beneficial ownership of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power or equity securities or other equity interests (a "MATERIAL INTEREST") in such Person.

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          "RIGHT OF FIRST REFUSAL" has the meaning set forth in Section 6.1 of this Agreement.

          "RIGHT OF PARTICIPATION" has the meaning set forth in Section 5.1 of this Agreement.

          "SECONDARY ESOP PERCENTAGE" has the meaning set forth in Section 6.5(a) of this Agreement.

          "SECURITIES ACT" means the United States Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as from time to time in effect.

          "SELLING EXPENSES" means all underwriting discounts and selling commissions applicable to the sale of Registrable Securities pursuant to this Agreement.

          "SERIES A PREFERRED SHARE" means a Series A preferred share in the capital of the Company, par value of US $0.01 each.

          "SHARE" means any Ordinary Share or a Series A Preferred Share, as the case may be.

          "STOCK" has the meaning set forth in Section 6.1 of this Agreement.

          "TRANSFER NOTICE" has the meaning set forth in Section 6.1 of this Agreement.

          "EXISTING SHAREHOLDERS" has the meaning set forth in Section 6.1 of this Agreement.

          "UNDERWRITERS' REPRESENTATIVE" has the meaning set forth in Section 7.5(a) of this Agreement.

          "US GAAP" means generally accepted accounting principles in the United States.

     SECTION 2. Purchase Price Adjustment.

          2.1 The 2006 Adjustment. If the Operating Subsidiary's consolidated profit after taxes, excluding any non-recurring or extraordinary items, for the year ended December 31, 2006 (the "2006 ACTUAL EARNINGS"), as determined by the audited consolidated statements of income of the Operating Subsidiary for such year as prepared by a "big four" accounting firm in accordance with US GAAP, is less than US$35 million (or its RMB equivalent), the Existing Shareholder shall transfer to the Investor, for no consideration, such number of Ordinary Shares that the value of the Investor's ownership in the Company on a fully-diluted, as-converted basis, immediately following such transfer, shall be equal to the Investment Amount (as defined in the Purchase Agreement) divided by 51% of the product of the 2006 Actual Earnings times eight (8).

          2.2 The 2007 Adjustment. If the Operating Subsidiary's consolidated profit after taxes, excluding any non-recurring or extraordinary items, for the year ended December 31,

2007 (the "2007 ACTUAL EARNINGS"), as determined by the audited consolidated statements of income of the Company for such year as prepared by a "big four" accounting firm in accordance with US GAAP, is less than 1.5 times the 2006 Actual Earnings, the Existing Shareholder shall transfer to the Investor, for no consideration, such number of Ordinary Shares that the value of the Investor's ownership in the Company on a fully-diluted, as-converted basis, immediately following such transfer, shall be equal to the Investment Amount (as defined in the Purchase Agreement) divided by 51% of the product of the 2007 Actual Earnings times 5.3.

          2.3 Conversion. Within the fifteen (15) days of a transfer of shares under Section 2.1 or Section 2.2, the Existing Shareholder and the Company shall cause, as soon as reasonably practicable, any Ordinary Shares transferred pursuant to Section 2.1 or Section 2.2 hereof, as the case may be, to be converted into Series A Preferred Shares at the conversion ratio applicable to the date of such notice, as provided in the Company's Memorandum of Association.

     SECTION 3. Financial Statements and Reports; Information and Inspection Rights; Confidentiality

          3.1 Financial Statements and Reports to Shareholders.

          (a) The Company shall keep true and accurate books of account and records in accordance with US GAAP, and make available to the each holder of Series A Preferred Shares (each, a "SERIES A SHAREHOLDER") in a form reasonably acceptable to the Series A Stockholders: (i) within thirty (30) days after the end of each month, an unaudited unconsolidated monthly income statement, balance sheet, and cash flow statement of the Operating Subsidiary; (ii) within one hundred twenty (120) days after the end of each fiscal year of the Company, an audited consolidated balance sheet of the Company (or, in the case of financial statements as of and for the year ended December 31, 2006, the Operating Subsidiary) as of the end of such year and audited consolidated statements of income and cash flow for such year, which year-end financial statements shall be prepared in accordance with US GAAP consistently applied and accompanied by an unqualified opinion of a "big four" firm of independent public accountants;
(iii) at least thirty (30) days prior to the end of each fiscal year of the Group, the annual budget of the Group for the next fiscal year; and (iv) upon the written request by the Investor, any other information as the Investor shall reasonably request.

          (b) Notwithstanding anything in this Agreement to the contrary, the Company may cease providing the information set forth in this Section 3.1(a) during the period starting from the date sixty (60) days prior to the Company's good faith estimate of the effective date of, and ending on a date one hundred eighty (180) days after the effective date of, the Registration effecting the Company' initial public offering pursuant to a Registration Statement, provided that such estimated date of the Registration Statement is not postponed by more than ninety (90) days.

          3.2 Information and Inspection Rights. The Company covenants and agrees that, commencing on the date of this Agreement, for so long as the Investor, together with its Affiliates, holds any Series A Preferred Shares and/or Ordinary Shares issued upon the conversion of such Series A Preferred Shares in an amount not less than thirty-three percent

(33%) of the outstanding Series A Preferred Shares or Ordinary Shares issued upon the conversion of such Series A Preferred Shares (as the case may be) (the "CONVERSION SHARES"),

          (a) the Investor shall have standard inspection rights of the facilities, records and books of the Group, including without limitation, discussing the business, operations and conditions of the Group with its directors, officers, employees, accountants, legal counsel and investment bankers, provided that (i) such rights shall be exercised reasonably and at the Investor's expense and (ii) the Company shall not be obligated to provide information which it reasonably considers to be a trade secret or similar sensitive proprietary information relating to the management and operations of the Company or would adversely affect the attorney-client privilege between the Company and its counsel; and

          (b) the Company shall, as soon as reasonably practicable, notify the Investor of all matters which in the Company's reasonable opinion is reasonably expected to cause a material adverse change to the ability of the Company and its subsidiaries to conduct their respective businesses as now conducted or own, use or lease their respective assets and properties as now owned, used or leased.

          3.3 Confidentiality. The Investor agrees that it will keep confidential and will not disclose, divulge or use for any purpose, other than to monitor its investment in the Company, any confidential information obtained from any Group Company pursuant to the terms of this Agreement, unless such confidential information (i) is known or becomes known to the public in general (other than as result of a breach of this Section 3.3) by the Investor), (ii) is or has been independently developed or conceived by the Investor without use of the Company's confidential information or (iii) is or has been made known or disclosed to the Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that the Investor may disclose confidential information (a) to its attorneys, accountants, consultants and other professionals to the necessary to obtain their services in connection with monitoring its investment in the Company, (b) to any prospective investor of any Registrable Securities from the Investor as long as such prospective investor agrees to be bound by the provisions of this
Section 3.3, (c) to any Affiliate, partner, member, stockholder or wholly owned subsidiary of the Investor on a "need to know" basis, or (d) as may otherwise be required by law, provided that the Investor takes reasonable steps to minimize the extent of any such required disclosure. The Investor shall be liable for any breach of this Section 3.3 by any person set forth in clauses (a), (b) and (c) of the preceding sentence in this Section 3.3.

     SECTION 4. Corporate Governance.

          4.1 Board Composition.

          (a) If and for so long as the Investor, together with its Affiliates, holds at least thirty-three percent (33%) of the Conversion Shares, the Investor shall be entitled to appoint, and to remove from office and replace one (1) person as director of the Company. The director of the Company appointed by the Investor pursuant to the foregoing provisions is herein referred to as the "INVESTOR NOMINEE." The Investor Nominee shall have the right to appoint alternates or proxies to attend any meeting of the Board and to vote on matters before the Board on the behalf of the Investors. If the Investor, together with its Affiliates, ceases to hold at least thirty-three percent (33%) of the Conversion Shares, the Investor shall remove the Investor Nominee, or cause the Investor Nominee to resign, from the Board, in each case, immediately following the appointment by the Existing Shareholder of a replacement director therefor.

          (b) The Existing Shareholder agrees that, at each meeting of the shareholders of the Company called for the purpose of electing the members of the Board, it shall vote all of its shares in the Company to elect the Series A Director.

          4.2 Investor Representation at Subsidiaries. Of the number of directors the Company is entitled to nominate, remove and replace in the Operating Subsidiary, the Investor shall be entitled to nominate, and to remove from office and replace one director of the Operating Subsidiary.

          4.3 Appointment of Chief Financial Officer. Subject to the prior written consent of the Investor (which consent shall not be unreasonably withheld), within sixty (60) days following the date of this Agreement, the Company shall appoint the chief financial officer for employment with the Company on a full-time basis, which officer shall be knowledgeable with respect to the capital markets in the United States and shall be proficient in the English language. The Investor agrees to use its best efforts to identify qualified candidates for and facilitate the Company's timely appointment of a chief financial officer pursuant to this Section 4.3.

          4.4 Audit Committee. The Company shall establish and maintain an Audit Committee, which shall include at least the Investor Nominee.

          4.5 Compensation Committee. The Company shall establish and maintain a Compensation Committee. The Compensation Committee shall make recommendations to the full Board for such matters as management compensation, the Company's benefit plans, and matters relating to the Company's option plans, if any, which shall include at least the Investor Nominee.

          4.6 Meetings of the Board; Quorum; Telephonic Meetings. The Board shall meet at least once every three calendar months. A quorum for any meeting of the Board shall consist of more than fifty percent (50%) of all the directors, at least one of which shall be the Investor Nominee. The quorum for any committee meeting of the Board shall consist of at least the Investor Nominee. The Directors may participate in a meeting of the Board by means of a conference telephone or other communication equipment through which all persons participating in such meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

          4.7 Action by Written Consent. Any action required or permitted to be taken by the Board, either at a meeting or otherwise, may be taken without a meeting if the Directors unanimously consent thereto in writing and the writing or writings are filed with the minutes of the meeting of the Board.

          4.8 Expenses. The Company shall reimburse the Investor Nominee for all reasonable expenses incurred by the Investor Nominee relating to Board's activities, including but not limited to, expenses incurred to attend Board meetings.

          4.9 Indemnification. The Company's Memorandum of Association shall provide for indemnification for the directors of the Company to the extent permissible under applicable law. The Company shall also purchase liability insurance for the Investor Nominee and other directors, on terms and conditions mutually acceptable to the Investor and the Company.

          4.10 Items Requiring Unanimous Consent. The Company and the Existing Shareholder agree to procure that without the unanimous approval of the members of the Board, the Company shall not:

          (a) allot or issue any New Securities or permit the allotment or issuance of any equity securities of any Group Company;

          (b) declare or pay any dividend or make distribution on any shares of the Company or permit any Group Company to make any distribution on its equity;

          (c) effect a recapitalization, reclassification or reorganization of its shares or the shares or register capital of any Group Company; and

          (d) amend the Articles of Association or Memorandum of Association of the Company, or the constitutional documents of the Operating Subsidiary or any of its subsidiaries.

     4.11 Governance of Subsidiaries. Each party hereto will use its commercially reasonable efforts to procure that the Operating Subsidiary and any other Group Company take actions only as directed or permitted by the Company's Board of Directors.

     SECTION 5. Right of Participation.

          5.1 Right of Participation With Respect to New Securities. Subject to the provisions of Sections 5.2 and 5.3, the Company grants to each of the holders of Series A Preferred Shares then outstanding the right of participation (the "RIGHT OF PARTICIPATION") to purchase its Pro Rata Share of New Securities which the Company may, from time to time prior to the Qualified IPO, propose to allot and issue; provided that the Right of Participation, with respect to each such proposed allotment and issuance, is exercised by holders of Series A Preferred Shares representing at least 50% of the Series A Preferred Shares in the aggregate then outstanding (collectively, the "MAJORITY SERIES A PREFERRED SHAREHOLDERS", and each such shareholder, a "MAJORITY SERIES A PREFERRED SHAREHOLDER"). The Company shall offer to each of the Majority Series A Preferred Shareholders for subscription up to its Pro Rata Share of the New Securities on the same terms and at the same price at which the Company proposes to allot and issue the New Securities.

          5.2 Issuance Notice. In the event the Company proposes to issue New Securities, it shall give the holders of Series A Preferred Shares then outstanding a written notice

(the "ISSUANCE NOTICE") of its intention, describing the type of New Securities, the price, the terms upon which the Company proposes to issue the same, an offer for subscription the aggregate number of New Securities that such holders are entitled to purchase pursuant to Section 5.1 of this Agreement, a statement that such holders shall have thirty (30) days from the date of receipt of the Issuance Notice to accept the offer for subscription under the Issuance Notice (the "ISSUANCE NOTICE PERIOD), and a statement that no such holder shall be entitled to exercise the Right of Participation unless the Majority Series A Preferred Shareholders elect to exercise the Right of Participation. If the Majority Series A Preferred Shareholders elect to exercise the Right of Participation within the Issuance Notice Period, each of the holders of the Series A Preferred Shares may elect to purchase up to its Pro Rata Share of the New Securities for the price and upon the terms specified in the Issuance Notice by (a) giving written notice to the Company within the Issuance Notice Period and (b) sending payment for its Pro Rata Share of New Securities to the Company.

          5.3 Sale of New Securities. If the Majority Series A Preferred Shareholders fail to exercise the Right of Participation within the Issuance Notice Period, the Company shall have sixty (60) days thereafter to sell or enter into an agreement (pursuant to which the sale of New Securities covered by the Issuance Notice shall be closed, if at all, within thirty (30) days after the date of such agreement) to allot and issue the New Securities, at a price and upon general terms no more favorable to the subscriber of the New Securities than specified in the Issuance Notice. If the number of New Securities which the Majority Series A Preferred Shareholders elect to subscribe in the aggregate is less the aggregate number of New Securities that the Series A Preferred Shareholders are entitled to purchase as stated in the Issuance Notice, the Company shall have sixty (60) days thereafter to sell or enter into an agreement (pursuant to which the sale of New Securities covered by the Issuance Notice shall be closed, if at all, within thirty (30) days after the date of such agreement) to allot and issue up to such number of the New Securities as equal to the difference between the number of New Securities which the Majority Series A Preferred Shareholders elect to subscribe in the aggregate and the aggregate number of New Securities that the Series A Preferred Shareholders are entitled to purchase as stated in the Issuance Notice, at a price and upon general terms no more favorable to the subscriber of the New Securities than specified in the Issuance Notice. In the event the Company has not allotted and issued the New Securities within this ninety (90) day period, the Company shall not thereafter allot or issue any New Securities without first offering the New Securities to holders of Series A Preferred Shares in the manner provided above.

     SECTION 6. Right of First Refusal; Co-Sale Right.

          6.1 Right of First Refusal.

          (a) Subject to the provisions of this Section 6.1 and Sections 6.5 and
6.7 of this Agreement, if the Existing Shareholder proposes to sell or otherwise transfer, directly or indirectly ("TRANSFER"), any interest in any Ordinary Shares or other voting securities of the Company now owned or subsequently acquired by the Existing Shareholder (the "STOCK"), then each of the holders of the Series A Preferred Shares shall have a right of first refusal (the "RIGHT OF FIRST REFUSAL") to purchase the Stock proposed to be Transferred; provided that the Right of Participation, with respect each such Transfer, is exercised by the Majority Series A Shareholders.

          (b) The Existing Shareholder shall give a written notice (the "TRANSFER NOTICE") to each of the holders of the Series A Preferred Shares describing fully the proposed Transfer, including the number of shares proposed to be Transferred, the proposed Transfer price, the name and address of the proposed Transferee and a statement that no such holder shall be entitled to exercise the Right of First Refusal unless the Majority Series A Shareholders elect to exercise the Right of First Refusal. The Transfer Notice shall be accompanied by a written certification by the Existing Shareholder that the proposed transferee is a bona fide purchaser and the Transfer Notice constitutes a binding commitment of the Existing Shareholder and the proposed transferee, with or without conditions, for the Transfer of that Stock subject to the Right of First Refusal of the Majority Series A Shareholders.

          (c) The holders of Series A Preferred Shares shall then have the right to purchase up to all of the Stock subject to the Transfer Notice at a price per share equal to the proposed per share transfer price, by delivery of a notice of exercise of the Right of First Refusal within thirty (30) days after the date the Transfer Notice is delivered to such holders; provided that the Majority Series A Preferred Shareholders exercise such right.

          6.2 Co-Sale Right.

          (a) General. If the Existing Shareholder proposes to Transfer any Stock or any interest therein to any person or entity, each of the holders of Series A Preferred Shares shall have the right, exercisable upon written notice to the Existing Shareholder within thirty (30) days after the date the Transfer Notice is delivered to such holder, to participate in such sale of Stock on substantially the same terms and conditions applicable to the Existing Shareholder (the "CO-SALE RIGHT"); provided, however, that (i) the Co-Sale Right, with respect to each such Transfer, is exercised by the Majority Series A Shareholders, and (ii) the Co-Sale Right shall not apply to any Transfer of Stock to the Majority Series A Shareholders pursuant to the exercise of the Right of First Refusal under Section 6.1. Notice of exercise of the Co-Sale Right shall indicate the number of shares of Stock each holder of Series A Preferred Shares wishes to Transfer under the Co-Sale Right and include an acknowledgment that the Co-Sale Right may not be exercised by such holder unless the Majority Series A Shareholders elect to exercise the Co-Sale Right. If the Majority Series A Preferred Shareholders elect to exercise the Co-Sale Right, the holders of Series A Preferred Shares may Transfer in the aggregate up to the number of shares of Stock equal to the product obtained by multiplying the aggregate number of shares of the Stock proposed to be Transferred as set out in the Transfer Notice by a fraction, the numerator of which is the number of Stock held in the aggregate by such Majority Series A Preferred Shareholders immediately before the Transfer and the denominator of which is the total number of shares of Stock held, in the aggregate, by the Existing Shareholder and such Majority Series A Preferred Shareholders immediately before the Transfer. If the Majority Series A Preferred Shareholders exercise their Co-Sale Right in accordance with the terms and conditions set forth in this Section 6.2, the Existing Shareholder may only Transfer its shares of Stock if the proposed transferee completes the purchase of the shares which such Majority Series A Preferred Shareholders seek to sell pursuant to the exercise of the Co-Sale Right.

          (b) Delivery of Certificates. The Majority Series A Preferred Shareholders shall effect their participation in the Transfer under this Section
6.2 by, promptly or no later than fifteen (15) days after the exercise of such Majority Series A Preferred Shareholders of the Co-

Sale Right, delivering to the Existing Shareholder for Transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent the type and number of shares of Stock which such Majority Series A Preferred Shareholders elect to Transfer; provided, however, that if the prospective purchaser objects to the delivery of Series A Preferred Shares in lieu of Ordinary Shares, such Majority Series A Preferred Shareholders shall first convert the Series A Preferred Shares into Ordinary Shares and deliver Ordinary Shares as provided in this Section 6.2. The Company agrees to make any such conversion concurrent with and contingent upon the actual Transfer of such shares to the prospective purchaser.

          (c) Sales Proceeds. The stock certificate or certificates that the Majority Series A Preferred Shareholders deliver to the Existing Shareholder pursuant to Section 6.2(a) shall be transferred to the prospective purchaser in consummation of the sale of the Stock pursuant to substantially the same terms and conditions as specified in the Transfer Notice, and the Existing Shareholder shall upon receiving the same from the prospective purchaser concurrently remit to each of such Majority Series A Preferred Shareholders on a prorated basis that portion of the sale proceeds to which such Majority Series A Preferred Shareholder is entitled by reason of its participation in the Transfer. To the extent that any prospective purchaser or purchasers prohibits assignment or otherwise refuses to purchase shares or other securities from such Majority Series A Preferred Shareholders, the Existing Shareholder shall not Transfer to the prospective purchaser or purchasers any Stock unless and until, simultaneously with the sale, the Existing Shareholder purchases those shares or other securities from such Majority Series A Preferred Shareholders.

          (d) Purchase and Sales Agreement. The terms and conditions of any sale pursuant to this Section 6.2 shall be memorialized in, and governed by, a written purchase and sales agreement with customary terms and provisions for such a transaction; provided that no Majority Series A Preferred Shareholder shall be required to give any representations or warranties other than those reasonably requested relating to its title in and ownership of the shares and information relating to such Majority Series A Preferred Shareholder in connection with complying with the relevant exemptions of the Securities Act.

          6.3 Sale by the Existing Shareholder. Subject to Section 6.6, if and to the extent that the Majority Series A Preferred Shareholders do not exercise its Right of First Refusal or Co-Sale Right with respect to the sale of the Stock subject to the Transfer Notice within the relevant prescribed period, the Existing Shareholder may, not later than ninety (90) days following delivery to such Majority Series A Preferred Shareholders of the Transfer Notice, conclude a bona fide Transfer of all of the Stock covered by the Transfer Notice on terms and conditions not more favorable to the transferee or transferor than those described in the Transfer Notice. Any proposed Transfer on terms and conditions more favorable than those described in the Transfer Notice, as well as any subsequent proposed transfer of any Stock by the Existing Shareholder, shall again be subject to the Majority Series A Preferred Shareholders' Right of First Refusal and Co-Sale Right and shall require compliance by the Existing Shareholder with the procedures described in this Section 6.

          6.4 No Adverse Effect. The exercise or non-exercise by the Majority Series A Preferred Shareholders of the Right of First Refusal or the Co-Sale Right shall not adversely affect their rights to participate in subsequent transfers of Stock by the Existing Shareholder subject to the provisions of this Section 6.

          6.5 Exempt Transfers.

          (a) Notwithstanding the foregoing, the Right of Refusal and the Co-Sale Right shall not apply to (i) any transfer or transfers of Stock by the Existing Shareholder to its Affiliates and (ii) the grant or sale by the Existing Shareholder of up to a certain percentage of the Ordinary Shares (the "SECONDARY ESOP PERCENTAGE") (which percentage shall be determined prior to the Closing (as defined in the Purchase Agreement) in accordance with the terms of the Purchase Agreement) to the Company's employees, provided that such employee transferee shall agree to the same transfer restrictions set out in this Section 6.

          (b) Notwithstanding the foregoing, the Right of First Refusal or the Co-Sale Right shall not apply to the sale of any Stock to the public pursuant to a Registration Statement filed with, and declared effective by, the Commission under the Securities Act (or with respect to a Registration in a jurisdiction other than the United States, with or by an equivalent agency under applicable law in such jurisdiction).

          6.6 Prohibited Transfer. No sale of the Stock to a transferee under
Section 6.5 shall be effective if a purpose or effect of such transfer shall have been to circumvent the provisions in Sections 6.1 and 6.2. Each Shareholder shall remain responsible for the performance of this Agreement by each transferee of such Shareholder to whom the Stock is transferred. If any Affiliate of any Shareholder to whom the Stock is transferred pursuant to
Section 6.5 ceases to be an Affiliate of such Shareholder from whom it acquired such Stock pursuant to such provision, such Person shall re-convey such Stock to such transferring Shareholder as soon as reasonably practicable after such Person knows of its upcoming change of status immediately prior thereto. If such change of status is not known until after its occurrence, the former Affiliate shall make such transfer to such transferring Shareholder as soon as practicable after the former Affiliate receives notice thereof.

          6.7 Restrictions on the Transfer by Holders of the Series A Preferred Shares. Any Series A Preferred Shares, or any classes of shares of the Company, held by the Investor are freely transferable, subject to restrictions under applicable laws, provided, however, that (i) the Investor shall give advance written notice to the Company with respect to a proposed transfer of such shares; (ii) the Investor shall not transfer such shares to any Person whose principal business is in direct competition with the principal business of the Company at the time of such transfer, and (iii) for a period of one year (1) following the date of this Agreement, the Investor (or its Affiliates) shall not transfer shares of the Company representing, on an aggregated basis, more than 50% of the Series A Preferred Shares (as determined on a fully-converted basis) to a Person other than Affiliates of the Investor without the prior written consent of the Company, which consent shall not be unreasonably withheld.

     SECTION 7. Demand Registration.

          7.1 Request for Registration on Form Other Than Form F-3. Subject to the terms of this Agreement, in the event that the Company receives from the Initiating Holders at any time six (6) months after the closing of the Company's initial public offering of Ordinary Shares under a Registration Statement (other than a Registration of securities in a Rule 145 transaction or of securities being offered to the employees of the Group Companies pursuant to a stock option, stock purchase or similar plan, a Registration on any form that does not include substantially the same information as would be required to be included in a Registration Statement covering the sale of the Registrable Securities, or a Registration in which the only Ordinary Shares issuable upon conversion of debt securities that are also being Registered), a written request that the Company effect any Registration with respect to Registrable Securities on a form other than Form F-3 for an offering of the then outstanding Registrable Securities, the Company shall (i) within ten (10) days of the receipt thereof, give written notice of the proposed Registration to all other Holders, and (ii) as soon as practicable, use commercially reasonable efforts to effect the Registration of the Registrable Securities specified in the request, together with any Registrable Securities of any Holder as are specified in a written request from such Holder given within twenty (20) days after written notice from the Company. The Company shall not be obligated to take any action to effect any Registration pursuant to this Section 7.1 after the Company has effected three (3) Registrations pursuant to this Section 7.1 and each Registration has been declared effective. The substantive provisions of Section 7.5 shall be applicable to the Registration initiated under this Section 7.1.

          7.2 Request for Registration on Form F-3. If the Initiating Holders request that the Company file a Registration Statement on Form F-3 (or any successor form to Form F-3, or any comparable form for a Registration in a jurisdiction other than the United States) for a public offering, of shares of Registrable Securities, the reasonably anticipated aggregate price to the public of which, net of Selling Expenses, would not be less than US$5,000,000, and the Company is a registrant entitled to use Form F-3 or comparable form to Register the Registrable Securities for an offering, the Company shall use commercially reasonable efforts to cause those Registrable Securities to be Registered for the offering on that form and to cause those Registrable Securities to be qualified in jurisdictions as the Holder or Holders may reasonably request. The Company shall not be required to effect more than one Registration pursuant to this Section 7.2 in any twelve (12) month period. The substantive provisions of
Section 7.5 shall be applicable to each Registration initiated under this
Section 7.2.

          7.3 Right of Deferral. Notwithstanding anything in this Section 7 to the contrary, the Company shall not be obligated to file a Registration Statement pursuant to this Section 7:

          (a) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting that Registration, qualification, or compliance, unless the Company is already subject to service in that jurisdiction and except as may be required by the Securities Act or other applicable law in a jurisdiction other than the United States in which the Registration is being effected;

          (b) if the Company, within fifteen (15) days of the receipt of the request of any Initiating Holder(s), gives notice of its bona fide intention to effect the filing of a Registration Statement with the Commission or comparable regulatory agency for a Registration in a jurisdiction other than the United States (other than a Registration of securities in a Rule 145 transaction or of securities being offered to the employees of the

     Group Companies pursuant to a stock option, stock purchase or similar plan, a registration relating to a corporate reorganization, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Ordinary Shares being registered is Ordinary Shares issuable upon conversion of debt securities that are also being registered), then the Company shall have the right to defer such filing for a period of not more than one hundred twenty
     (120) days after receipt of the request of the Holders requesting Registration pursuant to Section 7.1 or Section 7.2, provided that the Company may not utilize this right more than once in every twelve (12) month period and that the Company shall not Register any other shares during such twelve (12) month period. Any Registration of Registrable Securities as a result of such efforts shall be deemed to have been initiated by the Company, not by the Initiating Holders under Section 7.1, and the original request by the Initiating Holders to Register Registrable Securities shall instead be deemed a request to include the Registrable Securities specified in the request in such Registration under Section 8;

          (c) within one hundred eighty (180) days immediately following the effective date of any Registration Statement pertaining to the securities of the Company (other than a Registration of securities in a Rule 145 transaction or of securities being offered to the employees of the Group Companies pursuant to a stock option, stock purchase or similar plan, a Registration relating to a corporate reorganization, a Registration on any form that does not include substantially the same information as would be required to be included in a Registration Statement covering the sale of the Registrable Securities, or a Registration in which the only Ordinary Shares being Registered is Ordinary Shares issuable upon conversion of debt securities that are also being Registered); or

          (d) if the Company furnishes to those Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board it would be materially detrimental to the Company and its shareholders for a Registration Statement to be filed in the near future. Then the Company's obligation to use its commercially reasonable efforts to file a Registration Statement shall be deferred for a period not to exceed one hundred twenty (120) days from the receipt of the request to file the Registration by that Holder provided that the Company shall not exercise the right contained in this Section 7.3(d) more than once in any twelve
     (12) month period and provided further, that during such one hundred twenty
     (120) day period the Company shall not file a Registration Statement with respect to the public offering of securities of the Company (other than a Registration of securities in a Rule 145 transaction or of securities being offered to the employees of the Group Companies pursuant to a stock option, stock purchase or similar plan, a Registration on any form that does not include substantially the same information as would be required to be included in a Registration Statement covering the sale of the Registrable Securities, or a Registration in which the only Ordinary Shares issuable upon conversion of debt securities that are also being Registered).

          7.4 Registration of Other Securities in Demand Registration. Any Registration Statement filed pursuant to the request of any Holder under this
Section 7 may,
subject to the provisions of Section 7.5, include Ordinary Shares of the Company other than Registrable Securities.

          7.5 Underwriting in Demand Registration.

          (a) Notice of Underwriting. If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 7, and the Company shall include that information in the written notice referred to in Section 7.1 or 7.2 of this Agreement. In such event, the right of any Holder to Registration pursuant to this Section 7 shall be conditioned upon such Holder's agreement to participate in the underwriting arrangement required by this Section 7.5, and the inclusion of that Holder's Registrable Securities in the underwriting to the extent provided herein. The Company shall (together with all Holders proposing to distribute their securities through the underwriting) enter into an underwriting agreement with the representative (the "UNDERWRITERS' REPRESENTATIVE") of the underwriter or underwriters selected for the underwriting by the Company and reasonably acceptable to Holders of a majority of the Registrable Securities that are being proposed to be distributed through such underwriting.

          (b) Inclusion of Other Holders in Demand Registration. If the Company, officers or directors of the Company holding Ordinary Shares other than Registrable Securities, or holders of securities other than Registrable Securities, request inclusion of such Ordinary Shares or other securities in the Registration, the Initiating Holders, to the extent they deem advisable and consistent with the goals of that Registration, may, in their reasonable discretion, on behalf of all Holders, offer to any or all of the Company, those officers or directors, and the holders of securities other than Registrable Securities that such Ordinary Shares or other securities be included in the underwriting and may condition that offer on the acceptance by those persons of the terms of this Section 7. If, however, the number of shares so included exceeds the number of shares of Registrable Securities included by all Holders, the Registration shall be treated as governed by Section 8 of this Agreement rather than this Section 7, and it shall not count as a Registration for purposes of this Section 7.

          (c) Marketing Limitation in Demand Registration. Notwithstanding anything in this Section 7 to the contrary, if the Underwriters' Representative advises the Initiating Holders in writing that marketing factors (including, without limitation, the aggregate number of Ordinary Shares requested to be Registered, the general condition of the market, and the status of the persons proposing to sell securities pursuant to the Registration) require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the Registration and underwriting shall be allocated among all Holders thereof in proportion, as nearly as practicable, to the respective amounts of Registrable Securities entitled to inclusion in that Registration held by such Holders at the time of filing the Registration Statement; provided that securities described in Section 7.5(b) shall first be excluded from such Registration, and that at least twenty-five percent (25%) of the Registrable Securities requested by the Initiating Holders to be included in such Registration and underwriting shall be so included. No Registrable Securities or other securities excluded from the underwriting by reason of this
Section 7.5(d) shall be included in
such Registration Statement. To facilitate the allocation of shares in accordance with the above provisions, the Company and the Underwriters' Representative may round the number of shares allocated to any Holder to the nearest one hundred (100) shares.

          (d) Right of Withdrawal in Demand Registration. If any Holder of Registrable Securities, or a holder of other securities entitled (upon request) to be included in such Registration, disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company, the Underwriter's Representative, and the Initiating Holders delivered at least seven (7) Business Days prior to the effective date of the Registration Statement. The securities so withdrawn shall also be withdrawn from the Registration Statement, and such securities shall not be transferred in a public distribution prior to one hundred eighty (180) days after the effective date of such Registration, or such other period of time as the underwriters may require.

          7.6 Other Securities Laws in Demand Registration. In the event of any Registration pursuant to this Section 7, the Company shall exercise its commercially reasonable endeavors to Register and qualify the securities covered by the Registration Statement under the securities laws of any other jurisdictions in the United States as shall be reasonably appropriate for the distribution of the securities; provided, however, that: (a) the Company shall not be required to do business or to file a general consent to service of process in any such state or jurisdiction; and (b) notwithstanding anything in this Agreement to the contrary, in the event any jurisdiction in which the securities shall be qualified imposes a non-waivable requirement that expenses incurred in connection with the qualification of the securities be borne by selling shareholders, the expenses shall be payable pro rata by the selling shareholders.

          7.7 Other Registration Rights. The Company and the Existing Shareholder hereby jointly and severally (i) represent and warrant to the Series A Preferred Shareholders that the Company has not granted any rights to any shareholder or other person with respect to the Registration of securities of the Company and (ii) covenant that the Company will not, and the Existing Shareholder will not permit the Company to, grant any such rights to any Person without the prior written consent of Holders holding at least a majority of the Registrable Securities.

     SECTION 8. Piggyback Registration.

          8.1 Notice of Piggyback Registration and Inclusion of Registrable Securities. Subject to the terms of this Agreement, if the Company decides to Register any of its Ordinary Shares (either for its own account or the account of a security holder or holders exercising their respective demand registration rights (other than Holders exercising their demand rights pursuant to Section 7 of this Agreement)) (other than a Registration relating solely to the sale of securities to participants in a Company stock plan, a Registration relating to a corporate reorganization or other transaction under Rule 145 of the Securities Act, a Registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a Registration in which the only Ordinary Shares being registered is Ordinary Shares issuable upon conversion of debt securities that are also being Registered), the Company shall: (a) promptly give each Holder written notice thereof (which shall include a list of the jurisdictions in which the Company intends to attempt to qualify those securities under the applicable Blue Sky or other securities laws); and (b) include in that Registration (and any related qualification under Blue Sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request delivered to the Company by any Holder within twenty (20) days after delivery of the written notice from the Company. The Company shall have the right to terminate or withdraw any Registration initiated by it under this Section 8 prior to the effectiveness of such Registration whether or not any Holder has elected to include securities in such Registration.

          8.2 Underwriting in Piggyback Registration.

          (a) Notice of Underwriting in Piggyback Registration. If the Registration of which the Company gives notice is for a Registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 8.1. In such event, the right of any Holder to Registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in such underwriting to the extent provided in this
Section 8. All Holders proposing to distribute their securities through the underwriting shall (together with the Company and any other holders distributing their securities through the underwriting) enter into an underwriting agreement with the Underwriter's Representative for such offering. The Holders shall have no right to participate in the selection of the underwriters for an offering pursuant to this Section 8.

          (b) Marketing Limitation in Piggyback Registration. Notwithstanding anything in this Section 8 to the contrary, if the Underwriter's Representative advises the Holders seeking Registration of Registrable Securities pursuant to this Section 8 in writing that marketing factors (including, without limitation, the aggregate number of Ordinary Shares requested to be Registered, the general condition of the market, and the status of the persons proposing to sell securities pursuant to the Registration) require a limitation of the number of shares to be underwritten, the Underwriters' Representative (subject to the allocation priority set forth in Section 8.2(c)) may:

               (i) in the case of the Company's initial public offering pursuant to a Registration Statement, exclude some or all Registrable Securities from the Registration and underwriting; and

               (ii) in the case of any Registered public offering subsequent to the initial public offering, limit the number of shares of Registrable Securities to be included in the Registration and underwriting, to not less than thirty-five percent (35%) of the Registrable Securities requested to be included in the Registration.

          (c) Allocation of Shares in Piggyback Registration. If the Underwriter's Representative limits the number of shares to be included in a Registration pursuant to Section 8.2(b), the number of shares to be included in the Registration shall be allocated among all other Holders and other holders of securities (other than Registrable Securities) requesting and legally entitled to include securities in that Registration, in the following order of priority:

               (i) first, to the Company, to the extent it is offering shares for its own account; and

               (ii) next, to Holders requesting inclusion of Registrable Securities in the offering, in proportion, as nearly as practicable, to the respective amounts of securities (including Registrable Securities), which such Holders would otherwise be entitled to include in the Registration; and

               (iii) next, to the other holders requesting inclusion of such securities (other than Registrable Securities) in the offering, in proportion, as nearly as practicable to the respective amounts of securities which such other holders would otherwise be entitled to include in the Registration.

          For any Registration subsequent to an initial public offering, the number of Registrable Securities that may be included in the Registration and underwriting under Section 8.2(b)(ii) shall not be reduced to less than thirty-five percent (35%) of the aggregate Registrable Securities requested to be included in the Registration without the prior consent of at least a majority of the Holders who have requested their Registrable Securities be included in the Registration and underwriting. No Registrable Securities or other securities excluded from the underwriting by reason of this Section 8.2(c) shall be included in the Registration Statement. To facilitate the allocation of shares in accordance with the above provisions, the Company and the Underwriters' Representative may round the number of shares allocated to any Holder to the nearest 100 shares.

          (d) Withdrawal in Piggyback Registration. If any Holder disapproves of the terms of any underwriting, the Holder may elect to withdraw therefrom by written notice to the Company and the Underwriter's Representative delivered at least seven days prior to the effective date of the Registration Statement. Any Registrable Securities or other securities excluded or withdrawn from the underwriting shall be withdrawn from the Registration.

     SECTION 9. Expenses of Registration. All Registration Expenses reasonably incurred in connection with up to three (3) Registrations pursuant to Section
7.1 and unlimited Registrations pursuant to Sections 8.2 and 9 shall be borne by the Company. All Registration Expenses incurred in connection with any other Registration, qualification or compliance shall be apportioned among the Holders, and other holders, including the Company, of the securities so Registered on the basis of the number of shares Registered. Notwithstanding the above, the Company shall not be required to pay for any expenses of any Registration proceeding commenced pursuant to Section 7 if the Registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be Registered (which Holders shall bear those expenses), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one (1) corresponding Registration pursuant to Section 7; provided, however, that if at the time of such withdrawal, such Holders have learned of a material adverse change in the condition, business, or prospects of the Company not known to such Holders at the time of their request for such Registration, and have withdrawn their request for Registration with reasonable promptness after learning of such material adverse change, then the Holders shall not be required to pay any such expenses and such Registration shall not constitute the use of a Registration under Section 7. All Selling Expenses shall be borne by the holders of the securities Registered pro rata on the basis of the number of shares Registered.

     SECTION 10. Termination of Registration Rights. The rights of any Holder to cause the Company to Register securities granted under Sections 7 and 8 and to receive notices pursuant to Section 8 of this Agreement shall terminate on the earlier of: (a) the date five (5) years a Qualified IPO; (b) with respect to such Holder, after a Qualified IPO or the Company's initial public offering of securities pursuant to a Registration Statement, if following such Qualified IPO or initial public offering, such Holder, together with its Affiliates, holds less than one percent (1%) of the outstanding Ordinary Shares, (c) with respect to such Holder, when such Holder is eligible to sell all of the Registrable Securities held by it (together with any Affiliate of such Holder with whom such Holder must aggregate its sales under Rule 144) either (i) under Rule 144 within any ninety (90) day period without volume limitations or (ii) under Rule 144(k), or (d) with respect to such Holder's right with respect to Registration of Registrable Securities in any jurisdiction other than the United States, when that Holder is eligible to sell all of its Registrable Securities under a provision of that jurisdiction's securities laws comparable to Rule 144 or 144(k).

     SECTION 11. Registration Procedures and Obligations. Whenever required under this Agreement to effect the Registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

          (a) Prepare and file with the Commission (or comparable regulatory agency with respect to a Registration in a jurisdiction other than the United States) a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause that Registration Statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities Registered thereunder, keep the Registration Statement effective for up to ninety (90) days, or if earlier, until the distribution contemplated by the Registration has been completed.

          (b) Prepare and file with the Commission (or comparable regulatory agency for a Registration in a jurisdiction other than the United States), such amendments and supplements to such Registration Statement and the prospectus used in connection with such Registration Statement as may be necessary to comply with the provisions of the Securities Act (or, with respect to a Registration in a jurisdiction other than the United States, other applicable law in a jurisdiction other than the United States) with respect to the disposition of all securities covered by such Registration Statement;

          (c) Furnish to the Holders the number of copies of a prospectus, including a preliminary prospectus, required by the Securities Act (or, with respect to a Registration in a jurisdiction other than the United States, other applicable law in a jurisdiction other than the United States), and such other documents as the underwriters may reasonably request in order to facilitate the disposition of such Registrable Securities;

          (d) Otherwise use its commercially reasonable efforts to comply with the Securities Act, the Exchange Act and any other applicable rules and regulations of the Commission, and make available to the securities holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months after the effective date of such Registration Statement, which earnings statement shall satisfy

     Section 11(a) of the Securities Act and any applicable regulations thereunder, including Rule 158;

          (e) Use its commercially reasonable efforts to Register and qualify the securities covered by the Registration Statement under the securities or Blue Sky laws of any other jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required to qualify to do business or file a general consent to service of process in any such states or jurisdictions, and provided further that if any jurisdiction in which the securities shall be qualified imposes a non-waivable requirement that expenses incurred in connection with the qualification of the securities be borne by selling shareholders, such expenses shall be payable pro rata by selling shareholders;

          (f) Appoint a qualified independent underwriter, if necessary under the circumstances or if reasonably requested by the Holders of more than fifty percent (50%) of the Registrable Securities in any Registration made pursuant to the terms hereof;

          (g) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering, provided that each Holder participating in the underwriting shall also enter into and perform its obligations under such an agreement;

          (h) Notify each Holder of Registrable Securities covered by the Registration Statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

          (i) Provide a transfer agent and registrar for all Registrable Securities Registered pursuant to the Registration Statement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such Registration;

          (j) Use its commercially reasonable efforts to furnish, at the request of any Holder requesting Registration of Registrable Securities pursuant to this Agreement, on the date that Registrable Securities are delivered to the underwriters for sale in connection with a Registration pursuant to this Agreement, (i) an opinion, dated the date of the sale, of the counsel representing the Company for the purposes of such Registration, in form and substance as is customarily given to underwriters in an underwritten public offering, and (ii) a "comfort" letter dated the date of the sale, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any; and

          (k) Use its commercially reasonable efforts to list the Registrable Securities on the primary exchange upon which similar securities issued by the Company are then traded.

     SECTION 12. Information Furnished by Holder. It shall be a condition precedent of the Company's obligations under this Agreement that each Holder of Registrable Securities included in any Registration furnish to the Company information regarding such Holder, the Registrable Securities held by it and the distribution of such Registrable Securities proposed by such Holder as the Company may reasonably request.

     SECTION 13. Indemnification.

          13.1 Company's Indemnification of the Holders. In the event any Registrable Securities are included in a Registration Statement under this Agreement, to the extent permitted by law, the Company shall indemnify each Holder, each of its officers, directors, partners and legal counsel, and each person controlling such Holder, with respect to which Registration, qualification, or compliance of Registrable Securities has been effected pursuant to this Agreement, and each underwriter, if any, and each person who controls such underwriter within the meaning of Section 15 of the Securities Act against all claims, losses, damages, liabilities, or actions in respect thereof (collectively, "DAMAGES") arising out of or based upon any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus or other document (including any related Registration Statement) incident to any Registration, qualification, or compliance, or are based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of any rule or regulation promulgated under the Securities Act, Exchange Act, applicable Blue Sky laws, or other applicable laws in the jurisdiction other than the United States in which the Registration occurred, applicable to the Company and relating to action or inaction required of the Company in connection with any Registration, qualification, or compliance, and the Company shall reimburse each such Holder, its directors, partners, legal counsel and independent accountant, each such underwriter, and each such person who controls such Holder or any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability, or action; provided, however, that the indemnity contained in this Section 13.1 shall not apply to amounts paid in settlement of any Damages if settlement is effected without the consent of the Company (which consent shall not unreasonably be withheld); and provided, further, that the Company will not be liable in any case to the extent that any Damages arise out of or are based upon any untrue statement or omission based upon written information furnished to the Company by a Holder, underwriter, or controlling person and stated to be for use in connection with the offering of securities of the Company.

          13.2 Holder's Indemnification of Company. In the event any Registrable Securities are included in a Registration Statement under this Agreement, to the extent permitted by law, each Holder shall, if Registrable Securities held by that Holder are included in the securities as to which Registration, qualification or, compliance is being effected pursuant to this Agreement, indemnify the Company, each of its directors and officers, each legal counsel and independent accountant of the Company, each underwriter, if any, of the Company's securities covered by the Registration Statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, and each other Holder, each of its officers, directors, and constituent partners, and each person controlling such other Holder, against all Damages arising out of or based upon any untrue statement (or alleged untrue statement) of a material fact contained in any Registration Statement, prospectus, offering circular, or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Holder of any rule or regulation promulgated under the Securities Act, Exchange Act, applicable Blue Sky laws, or other applicable laws in the jurisdiction other than the United States in which the Registration occurred, applicable to such Holder and relating to action or inaction required of such Holder in connection with any Registration, qualification, or compliance, and shall reimburse the Company, such other Holders, directors, officers, partners, persons, law firms and accounting firms, underwriters or control persons for any legal and any other expenses reasonably incurred in connection with investigating or defending any claim, loss, damage, liability, or action, in each case to the extent, but only to the extent, that the untrue statement (or alleged untrue statement) or omission (or alleged omission) or violation is made in that Registration Statement, prospectus, offering circular, or other document in reliance upon and in conformity with written information furnished to the Company by such Holder and stated to be specifically for use in connection with the offering of securities of the Company, provided, however, that the indemnity contained in this Section 13.2 shall not apply to amounts paid in settlement of any Damages if settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld) and provided, further, that such Holder's liability under this Section 13.2 shall not exceed the Holder's proceeds (less underwriting discounts and selling commissions) from the offering of securities made in connection with such Registration, except in the case of fraud or willful misconduct by such Holder.

          The obligations of the Holders under this Section 13.2 shall be several, and not joint and several, among the Holders whose Registrable Securities are included in the Registration.

          13.3 Condition to Indemnity. The foregoing indemnity agreements of the Company and the Holders are subject to the condition that, insofar as they relate to any violation made in a preliminary prospectus but eliminated or remedied in the amended prospectus on file with the Commission at the time the Registration Statement in question becomes effective or the amended prospectus filed with the Commission pursuant to Rule 424(b) (the "FINAL PROSPECTUS"), such indemnity agreement shall not inure to the benefit of any person if a copy of the Final Prospectus was furnished to the indemnified party and was not furnished to the person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act.

          13.4 Indemnification Procedure. Promptly after receipt by an indemnified party under this Section 13 of notice of the commencement of any action, the indemnified party shall, if a claim is to be made against an indemnifying party under this Section 13, notify the indemnifying party in writing of the commencement thereof and generally summarize the action. The indemnifying party shall have the right to participate in and to assume the defense of that claim; provided, however, that the indemnifying party shall be entitled to select counsel for the defense of the claim with the approval of any parties entitled to indemnification, which approval shall not be unreasonably withheld; provided further, however, that if either party reasonably determines that there may be a conflict between the position of the Company and the Holders in conducting the defense of the action, suit, or proceeding by reason of recognized claims for indemnity under this Section 13, then counsel for such party shall be entitled to conduct the defense to the extent reasonably determined by counsel to be necessary to protect the interests of such party. The failure to notify an indemnifying party promptly of the commencement of any action, if prejudicial to the ability of the indemnifying party to defend the action, shall relieve the indemnifying party, to the extent so prejudiced, of any liability to the indemnified party under this Section 13, but the omission to notify the indemnifying party shall not relieve the party of any liability that the party may otherwise have to any indemnified party otherwise under this Section 13.

          13.5 Contribution. If the indemnification provided for in this Section 13 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any Damages, then the indemnifying party, in lieu of indemnifying the indemnified party hereunder, shall contribute to the amount paid or payable by the indemnified party as a result of those Damages in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other hand, in connection with the statements or omissions that resulted in Damages as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying or the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent the statement or omission. No Holder will be required to contribute any amount in excess of the net proceeds received from the sale of all such Registrable Securities offered and sold by such Holder pursuant to such Registration Statement, except in the case of fraud or willful misconduct by such Holder; and no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

          13.6 Conflicts. Notwithstanding the foregoing, to the extent that provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control; provided however, that the provision in any such underwriting agreement pertaining to indemnification and contribution will be
(i) substantially similar to those contained herein, or (ii) typical of such provisions found in underwriting agreements of companies similarly situated to the Company.

          13.7 Survival of Obligations. The obligations of the Company and Holders under this Section 13 shall survive the completion of any offering of Registrable Securities in a Registration Statement under this Agreement or otherwise. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which admits fault on behalf of the indemnified party or which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability with respect to such claim or litigation.

     SECTION 14. Lock-Up. Each Holder hereby agrees that, if requested by the Company or the Underwriter's Representative (if any) in connection with the Company's initial public offering, such Holder shall not sell, contract to sell, make any short sale of, loan, grant any option for the purchase of, pledge, charge or otherwise transfer or dispose of any Registrable

Securities or other securities of the Company without the prior written consent of the Company or the Underwriter's Representative, as the case may be, for such period of time (not to exceed one hundred eighty (180) days) following the effective date of a Registration Statement of the Company filed under the Securities Act (or other applicable law in a jurisdiction other than the United States in which a Registration occurred) as may be requested by the Underwriter's Representative or pursuant to any regulations or rules of the stock exchange on which shares of the Company are listed. The obligations of Holders under this Section 14 shall be conditioned upon similar agreements being in effect with each other shareholder who is an officer, director, or five percent (5%) shareholder of the Company. The Company shall not release any of the shareholders who is an officer, director, or five percent (5%) shareholder of the Company from the lock-up without first releasing the Holders.

     SECTION 15. No Action Letter. Notwithstanding anything else in this Agreement, if: (a) the Company obtains from the Commission (or comparable regulatory agency in case of Registration in a jurisdiction other than the United States) a "no-action" letter in which the Commission or such comparable regulatory agency has indicated that it will take no action if, without Registration under the Securities Act or comparable law, any Holder disposes of Registrable Securities covered by any request for Registration made under
Section 7 of this Agreement in the specific manner in which the Holder proposes to dispose of Registrable Securities included in that request (such as including, without limitation, inclusion of the Registrable Securities in an underwriting initiated by either the Company or the Holders) and that the Registrable Securities may be sold to the public without Registration in accordance with an established procedure or Rule-based "safe harbor" without unreasonable legal risk or uncertainty, then the Registrable Securities included in the request shall not be eligible for Registration under this Agreement. Any Registrable Securities not so disposed of shall be eligible for Registration in accordance with the terms of this Agreement with respect to other proposed dispositions to which this Section 15 does not apply. The Registration rights of the Holders of Registrable Securities set forth in this Agreement are conditioned upon the conversion of the Registrable Securities with respect to which Registration is sought into Ordinary Shares prior to the effective date of the Registration Statement.

     SECTION 16. Reports Under the Exchange Act. With a view to making available to Holders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the Commission that may at any time permit a Holder to sell securities of the Company to the public without Registration or pursuant to a Registration on Form F-3, the Company agrees to:

          (a) make and keep public information available, as those terms are understood and defined in Rule 144, at all times after ninety (90) days after the effective date of the first Registration Statement filed by the Company for the offering of its securities to the public so long as the Company is subject to the periodic reporting requirements under Section 13 or 15(d) of the Exchange Act;

          (b) file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act;

          (c) furnish to any Holder, so long as the Holder owns any Registrable Securities, promptly upon written request (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the first Registration Statement filed by the Company), the Securities Act, and the Exchange Act (at any time after it has become subject to reporting requirements thereunder), or that it qualifies as a registrant whose securities may be resold pursuant to Form F-3 (at any time after it so qualifies); (ii) a copy of the most recent annual or quarterly report of the Company and any other reports and documents filed by the Company; and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the Commission which permits the selling of any such securities without Registration or pursuant to that form; and

          (d) with respect to a Registration in a jurisdiction other than the United States, take actions similar to those set forth in paragraphs (a), (b),
(c) and (d) of this Section 16 with a view to making available to Holders the benefits of the corresponding provision or provisions of that jurisdiction's securities laws.

          (e) at the request of a Holder, use its best efforts to enable such Holder to sell the maximum number of Registrable Securities permitted under Rule 144, including without limitation promptly issuing appropriate instructions to the Company's share transfer agent to remove legends from such Holder's share certificates, causing the Company's counsel to issue legal opinions to support such instructions, and if applicable promptly issuing appropriate instructions to the Company's share registrar and depository agent to convert such Holder's shares into depository receipts or similar instruments to be deposited into such Holder's brokerage account(s). The Company acknowledges that time is of the essence with respect to its obligations under this Section 16(e), and that any unreasonable delay will cause the Holders irreparable harm and constitutes a material breach of its obligations hereunder.

     SECTION 17. Transfer of Rights. The rights to cause the Company to Register Registrable Securities under this Agreement may be assigned (but only with all related obligations) by a Holder to (i) another Holder of Registrable Securities who already possesses registration rights granted under this Agreement, (ii) a transferee or assignee acquiring five percent (5%) or more of the Ordinary Shares Equivalent, (iii) an affiliated limited partnership, a limited partner, or general partner or other Affiliates of a Holder, provided that (x) the Company is, within reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned, (y) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act and (z) such Holder shall procure that the transferee or assignee of such Holder's Registrable Securities execute a deed of adherence to this Agreement.

     SECTION 18. Legend; Stop Transfer Instructions.

          18.1 Legend. Each certificate representing shares or securities of the Company now or hereafter owned by the Existing Shareholder, the Investor and any transferee of such shares and securities shall be endorsed with the following legend:

          "THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A SHAREHOLDERS AGREEMENT BY AND BETWEEN THE HOLDER HEREOF, THE COMPANY AND CERTAIN OTHER SHAREHOLDERS OF THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY."

          "THE SECURITIES REPRESENTED BY THIS CERTIFICATE AND THE SECURITIES TO BE ISSUED UPON THEIR CONVERSION (IF APPLICABLE) HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933 (THE "SECURITIES ACT"), AND MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES OR TO U.S. PERSONS BY OR ON BEHALF OF ANY U.S. PERSON, UNLESS REGISTERED UNDER THE SECURITIES ACT OR AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. IN ORDER TO TRANSFER OR EXERCISE ANY INTEREST IN THESE SECURITIES, THE BENEFICIAL HOLDER MUST FURNISH TO THE COMPANY EITHER (A) A WRITTEN CERTIFICATION THAT IT IS NOT A U.S. PERSON AND THE PREFERRED SHARES ARE NOT BEING CONVERTED ON BEHALF OF A U.S. PERSON OR (B) A WRITTEN OPINION OF COUNSEL TO THE EFFECT THAT THE SECURITIES DELIVERED UPON CONVERSION OF THESE SECURITIES HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OR THAT THE DELIVERY OF SUCH SECURITIES IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. EACH BENEFICIAL HOLDER BY ACCEPTING AN INTEREST IN THESE SECURITIES AGREES THAT ANY HEDGING TRANSACTION INVOLVING SUCH SECURITIES OR THE SECURITIES TO BE ISSUED UPON CONVERSION OF SUCH SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT. TERMS IN THIS LEGEND HAVE THE MEANINGS GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT."

          18.2 Stop Transfer Instructions. The Parties hereto agree that the Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend referred to in Section
18.1 to enforce the provisions of this Agreement, and the Company agrees promptly to do so. The legend shall be removed upon termination of this Agreement.

     SECTION 19. Covenants.

          (a) In addition to any other rights provided by law and the provisions of the Articles of Association or Memorandum of Association of the Company, the Company and the Existing Shareholder shall not, and shall procure that the Company and the Operating Subsidiary shall not, without first obtaining the affirmative vote or written consent of the holders of a majority of the Series A Preferred Shares then outstanding, voting as a single class, effect or otherwise consummate any of the following:

               (i) Issue or sell any equity, equity-related or debt securities of any Group Company, other than Ordinary Shares to be issued upon conversion of the Shares purchased by the Investor or upon the exercise of options granted under a stock option plan approved by the Board;

               (ii) Redeem, acquire or otherwise purchase any Ordinary Shares or any preferred stock or any other securities of the Company, or any equity or securities of other Group Companies, other than any such securities from an employee or consultant of the Company upon termination of such person's employment or consulting arrangement, as the case may be, with the Company or in connection with a corporate reorganization within the Group (as approved by the holders of a majority of the Series A Preferred Shares);

               (iii) Make any acquisitions, merger or consolidation, enter into a joint venture arrangement, incorporate any subsidiary unless such action is incurred pursuant to a budget or business plan approved by the Board and the Investor;

               (iv) Acquire any shares, securities or interests in any Person other than any of the Company's Affiliates, including any joint venture entities in which the Company or its Affiliates hold an equity interest, unless pursuant to a budget or business plan approved by the Board and the Investor;

               (v) Sell, lease, dispose of or otherwise transfer all or substantially all of the assets of any Group Company;

               (vi) Incur any indebtedness or assume any financial obligation or issue, assume, guarantee or create any liability for borrowed money in excess of US$3 million in aggregate at any time outstanding unless such liability is incurred pursuant to a budget or business plan approved by the Board and the Investor and in the ordinary course of business;

               (vii) Extend any loan to, or guarantee any indebtedness or financial obligations of, any Person other than any of the Company's Affiliates, including any joint venture entities in which the Company or its Affiliates hold an equity interest, unless pursuant to a business plan approved by the Board and the Investor;

               (viii) Approve or make any capital expenditure in excess of US$3 million unless such capital expenditure is approved or made pursuant to a budget or business plan approved by the Board and the Investor;

               (ix) Enter into any transaction with the Existing Shareholder or any of its Affiliates, unless in connection with an employment or consulting arrangement with a Group Company approved by the Compensation Committee of the Board;

               (x) Approve annual budgets and business plans;

               (xi) Appoint, terminate or change the terms of employment (including an increase in compensation in a twelve-month period by more than ten percent (10%) in the aggregate compared to the immediately preceding twelve-month period) with respect to the ten
          (10) most highly compensated employees of the Company;

               (xii) Amend, repeal or modify the Memorandum or Articles of Association of the Company, any equivalent articles of association or any by-laws, or other constitutional documents of any Group Company;

               (xiii) Declare or pay any dividends or any other distributions to any of the Shareholders;

               (xiv) Make any material change in the accounting methods or policies or appoint, remove or change the independent public accountants other than as required by applicable law, regulations or accounting standards;

               (xv) Dissolve, liquidate, wind up, recapitalize, reorganize or commence any bankruptcy proceedings with respect to any Group Company; or

               (xvi) Change the principal business activities of the Company or the Operating Subsidiary's registered capital other than through a Transfer to an Affiliate of the Company or the Operating Subsidiary.

          (b) Restrictions on Transfer. The Existing Shareholder undertakes to the Investor that it will not transfer, alienate or dispose of any share capital of the Operating Subsidiary held by it or otherwise create any Encumbrance on any share capital of the Operating Subsidiary held by it without the written consent of the Investor.

     SECTION 20. Conflict with Charter Documents. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of the Company's Articles or Memorandum of Association or other constitutional documents, the parties shall, notwithstanding the conflict or inconsistency, act so as to effect the intent of this Agreement to the extent possible under the circumstances and shall promptly take all reasonable steps to amend the conflicting constitutional documents to conform to this Agreement to the extent possible.

     SECTION 21. Miscellaneous.

          21.1 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of New York, without regard to principles of conflicts of law.

          21.2 Dispute Resolution. Any controversy or claim arising out of or relating to this Agreement, or any breach of this Agreement, shall be initiated, maintained and finally determined by binding arbitration under the rules of conciliation and arbitration of the International Chamber of Commerce (the "ICC"); and the site of the arbitration, unless the parties agree otherwise, shall be in Hong Kong. The arbitral tribunal shall be appointed within thirty
(30) days of the notice of dispute, and shall consist of three arbitrators, one of which shall be appointed by the Investor and one by the Company and the third by the Investor and the


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

Company jointly; provided, however, that if the Investor and the Company shall be unable to select the third arbitrator within such thirty (30)-day period, such third arbitrator shall be chosen by the International Court of Arbitration of the ICC. Judgment upon any award rendered may be entered in any court having jurisdiction thereof, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. Any award pursuant to such proceeding shall be granted in U.S. Dollars. The fees and costs of the arbitration shall be shared equally by all disputing parties. The arbitrators shall award legal fees, disbursements and other expenses to the prevailing party for such amounts as determined by the arbitrators to be appropriate.

          21.3 Counterparts and Facsimile Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any counterpart or other signature delivered by facsimile shall be deemed for all purposes as being a good and valid execution and delivery of this Agreement by that party.

          21.4 Headings. The headings of the Sections of this Agreement are for convenience and shall not by themselves determine the interpretation of this Agreement.

          21.5 Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (i) when hand delivered to the other party; (ii) when received when sent by facsimile at the number set forth below (or hereafter amended by subsequent notice to the parties hereto), with printed confirmation sheet verifying successful transmission of the facsimile; (iii) ten (10) Business Days after deposit in the mail as certified mail, postage prepaid and addressed to the other party as set forth below; or (iv) five (5) Business Days after deposit with an overnight delivery service, postage prepaid, addressed to the parties as set forth below, provided that the sending party receives a confirmation of delivery from the delivery service provider.

          (a)  If to the Investor, to:

               Inspiration Partners Limited
               AZIA Center, Unit 2701B
               1233 Lujiazui Ring Road
               Shanghai P.R.China 200120
               Facsimile No.: +86 21 58767238
               Attn: Shujun Li and Donglei Zhou

               with a copy to:

               Paul, Hastings, Janofsky & Walker
               22/Fl Bank of China Tower
               1 Garden Road
               Central, Hong Kong
               Facsimile No.: 852 3192 9731
               Attn: Maurice Hoo, Esq.


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


          (b)  If to the Existing Shareholder or the Company, to:

               Yingli Power Holding Company Ltd.
               No. 3055 Middle Fuxing Road
               Baoding, People's Republic of China
               Facsimile No.: +86 312 2151 881
               Attn: Conghui Liu

               with a copy to:

               Simpson Thacher & Bartlett LLP
               7/F ICBC Tower
               3 Garden Road
               Central, Hong Kong
               Facsimile No.: +852-2869-7694
               Attn: Leiming Chen, Esq.

          Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 21.5 by giving the other parties written notice of the new address in the manner set forth above.

          21.6 Amendment of Agreement. This Agreement may be amended at any time by a written instrument signed by the Parties. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

          21.7 Severability. In case any provision of this Agreement shall be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

          21.8 Entire Agreement; Successors and Assigns. Except as specifically referenced in this Agreement, this Agreement, together with any Exhibits to this Agreement, constitute the entire contract among the Parties with respect to the subject matter of this Agreement. Any prior or contemporaneous agreement, discussion, understanding, or correspondence among the parties (including any prior representations or warranties given by the Parties) regarding the purchase of shares of the Company is superseded by this Agreement. Subject to the exceptions specifically set forth in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective executors, administrators, heirs, successors, and assigns of the Parties to this Agreement.

          21.9 Assignability. Subject to Section 18, the rights and obligation under this Agreement shall not be assignable by any party without the prior written consent of all the other Parties, except that the assignment by the Investor of its rights and obligations hereunder to its


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

Affiliates provided that any such Affiliate agrees in writing to be bound by all of the terms, conditions and provisions contained herein.

          21.10 Termination. The provisions of this Agreement, except for Sections 1, 2, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 20 and 21 and other provisions that by their express terms survive termination, shall cease to have effect immediately upon a Qualified IPO and no parties shall have any rights or obligations under these provisions (save as excepted above) save for any obligations arising in connection prior to the Qualified IPO.

                [Remainder of this page intentionally left blank]


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          IN WITNESS WHEREOF, each of the Parties hereto has caused this
Agreement to be duly executed by its respective authorized officers:

                                        INSPIRATION PARTNERS LIMITED


                                        By: /s/ Shujun Li
                                            ------------------------------------
                                        Name: Shujun Li
                                        Title: Director


                                        YINGLI POWER HOLDING COMPANY LTD.


                                        By: /s/ Liansheng Miao
                                            ------------------------------------
                                        Name: Liansheng Miao
                                        Title: Director


                                        YINGLI GREEN ENERGY HOLDING COMPANY
                                        LIMITED


                                        By: /s/ Liansheng Miao
                                            ------------------------------------
                                        Name: Liansheng Miao
                                        Title: Chairman and Chief Executive
                                               Officer


                                        /s/ Liansheng Miao
                                        ----------------------------------------
                                        Liansheng Miao